        Exhibit 10.32
SECOND AMENDED AND RESTATED COMPOSECURE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Amended and Restated Effective as of October 1, 2024)
CompoSecure, Inc. (the “Company”) believes that the granting of cash and equity compensation to the members of its Board of Directors (the “Board”) represents an effective tool to attract, retain, and reward such members of the Board who are not employees of the Company and (each, a “Non-Employee Director” and, collectively, the “Non-Employee Directors”) who are eligible to receive such compensation, as provided herein. This Non-Employee Director Compensation Policy (the “Policy”) has been adopted by the Board to formalize the Company’s policy regarding compensation that may be paid to the eligible Non-Employee Directors, which compensation will include both cash compensation and equity awards granted in accordance with the provisions of the Company’s 2021 Incentive Equity Plan (as may be amended from time to time, the “Plan”). The Compensation Committee of the Board or those persons or bodies to whom administration of the Plan, or part of the Plan, has been delegated as permitted by applicable law, the applicable stock exchange rules and in accordance with the Plan (the “Administrator”) shall have full power and authority to administer this Policy. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Plan.
A.General.
1.Eligibility. The cash and equity-based compensation described in this Policy (other than as provided in Section E hereof) shall be paid or be made, as applicable, automatically and without further action of the Board, to each Covered Director. For purposes of this Policy, “Covered Director” means any member of the Board:
a.who is not an officer or employee of the Company or any of its subsidiaries;
b.who has not been an officer or employee of the Company or any of its predecessors, successors or subsidiaries in the past five years; and
c.who is not the beneficial owner, and has not been the beneficial owner at any time during the preceding three years, of 10% or more of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) (on an aggregated basis).
For the avoidance of doubt, the term “Covered Directors” does not include any Non-Employee Directors who are prohibited by a contractual obligation or employment policy from receiving compensation for their service on the Board, or who have otherwise notified the Company that they have declined to receive all or any portion of their compensation for their service on the Board.
2.Responsibility for Taxes. Each Covered Director will be solely responsible for any tax obligations incurred by such Covered Director as a result of any cash payments and/or equity awards that such Covered Director receives pursuant to this Policy.
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B.Cash Compensation
1.Annual Board Retainer. Each Covered Director shall be paid an annual cash retainer of $50,000 (the “Annual Board Retainer”).
2.Annual Committee Chair Retainer. A Covered Director shall be paid an annual cash retainer for Committee chair service (the “Annual Committee Chair Retainer”), as follows:
a.Audit Committee Chair: $25,000.
b.Compensation Committee Chair: $15,000.
c.Nominating/Governance Committee Chair: $10,000.
For the avoidance of doubt, there are no per-meeting attendance fees for attending Board or Board committee meetings.
3.Timing of Payments. The Annual Board Retainer and Annual Committee Chair Retainer will be paid quarterly in arrears.
C.Equity Compensation
Covered Directors generally shall be entitled to receive all types of equity awards (except Incentive Stock Options) under the Plan (or any equity plan properly adopted by the Company and approved by the Company’s stockholders as may be in place at the time of such grant), including awards not specifically covered under this Policy. All grants of awards to Covered Directors pursuant to this Section C shall be granted on an automatic and nondiscretionary basis, in accordance with the following provisions and the applicable provisions of the Plan and shall be evidenced by an award agreement.
1.Annual Equity Awards.
a.Annual Equity Award. Each calendar year, effective as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”), each Covered Director who either (I) has been nominated by the Board to be elected as a Director at such Annual Meeting, or (II) has a term of service extending beyond the date of such Annual Meeting, automatically will be granted an option to purchase shares of Company Common Stock (an “Option”) with a Fair Market Value (as defined below) of $200,000 (the “Annual Equity Award”) effective as of such Annual Meeting.
b.Prorated Annual Equity Award. In addition, an individual who first becomes a Covered Director after the occurrence of the Annual Meeting for the year of their appointment or election to the Board shall receive an initial prorated equity award of an Option for the period beginning on the date such Covered Director is initially elected to the Board through the next Annual Meeting (“Prorated Annual Equity Award”). Such Prorated Annual Equity Award shall be granted as of the date on which such Covered Director commences their service as a member of the Board.

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2.Initial Equity Award. Each individual who is initially appointed or elected to the Board and is a Covered Director shall receive an initial equity award of an Option (“Initial Equity Award”) with a Fair Market Value of $200,000. Such Initial Equity Award shall be granted as of the date on which such Covered Director commences their service as a member of the Board.
3.Number of Shares Underlying an Option. The number of Shares subject to an Option, relating to each Annual Equity Award or Initial Equity Award, as applicable, shall be determined by the Administrator in its sole discretion based on the applicable Fair Market Value as described below.
4.Vesting. Except as provided herein, each Annual Equity Award and each Initial Equity Award shall vest in equal annual installments over a four-year period commencing on the date on which the applicable award is granted (the “Service Period”). The vesting of such awards shall be subject, in all cases, to the Covered Director’s continued service to the Company through the applicable vesting date(s) and the terms of the related award agreement. If the Covered Director elects to retire from the Board at any time, the Administrator will have the authority to accelerate the vesting of all or a portion of the Annual Equity Award and the Initial Equity Award. No Annual Equity Award or Initial Equity Award will be accelerated if a Covered Director is disqualified or removed, with or without cause, from the Board. Notwithstanding the foregoing, all unvested Annual Equity Awards and Initial Equity Awards outstanding immediately prior to the effectiveness of a Change of Control (as defined in the Plan) shall vest as of the effective date of such Change of Control.
5.Fair Market Value. For the purposes of this Policy, the “Fair Market Value” per share shall be equal to the closing price of the Common Stock, as reported on the Nasdaq Global Select Market (or any other reporting system selected by the Administrator, in its sole discretion) on the date as of which the determination is being made or, if no sales of shares are reported on such date, on the most recent preceding day on which there were sales of shares reported. The “Fair Market Value” of an Option shall be determined by the Administrator in its sole discretion. The Administrator has historically utilized the Black-Scholes option pricing model based upon information available at the time of grant.
6.Exercise Price. For the purposes of this Policy, the “Exercise Price” of an Option shall be the Fair Market Value of a share of Common Stock on the date the Option is granted.
D.Travel Expenses
All reasonable, customary and documented travel expenses incurred by Non-Employee Directors in attending Board or Board committee meetings shall be reimbursed by the Company.
E.Adjustments
In the event that any dividend or other distribution (whether in the form of cash, shares of Class A Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Class A Common Stock or other securities of the Company or other change in the corporate structure of the Company affecting such shares occurs, the Administrator shall make adjustments, if any, to the number, class or kind of Options then outstanding, including, for the avoidance of doubt, the applicable Exercise Price, in accordance with the Plan.

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F.Taxes
Compensation paid to Covered Directors is not generally subject to U.S. federal income or employment tax withholding. However, if any such compensation payable under this Policy is subject to required withholding under any state, local or foreign tax law, the Company shall have the right to deduct from cash payments made to a Covered Director, or to make such other arrangements as may be necessary to collect from such Covered Director, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments, and to take such other action as the Administrator may deem advisable to enable the Company and the Covered Director to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any such compensation.
G.Conversions
A Covered Director may elect to convert his or her Annual Board Retainer and Annual Committee Chair Retainer into an Option in accordance with any conversion plan that may be adopted by the Administrator.
H.Effective Date; Amendment
This Second Amended and Restated Policy is effective as of October 1, 2024. The Policy may be amended at any time by the Board upon the recommendation of the Administrator, or by the Administrator, without the consent of any Covered Director who has received an award of Options, provided that such amendment will be of general application to all Covered Directors subject to this Policy and will not, without the specific written consent of any such Covered Director, adversely affect, in a material manner, any outstanding Options or the right of a Covered Director to receive all amounts due and payable with respect to an award of Options. Any amendment to this Policy shall be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Administrator when amending this Policy.

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